Exhibit 99.(a)(1)(m)

SYPRIS SOLUTIONS, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
__________________________________

ISSUES RELATING TO RECEIPT OF NEW SHARES OF STOCK

Part I.  Tax Withholding Percentage

Your tax withholding percentage for any New Shares of common stock that you have elected to receive is:

[Insert Applicable Rate]%

For any grant of New Shares of stock, you can estimate the tax you would owe as follows:

(a)	the number of New Shares that you elect to receive for any Eligible Grant, multiplied by
(b)	your estimate of the closing price per share of Sypris stock on May 12, 2008 (“Estimated Value”), multiplied by
(c)	[Insert Applicable Rate].

For example, if you were to receive 100 New Shares (in exchange for one of your Eligible Grants), your tax withholding obligation for that grant would be [Insert calculated result] if the Estimated Value of Sypris stock were $5.00 per share, because 100 x $5.00 x [Insert Applicable Rate] = [Insert calculated result].  To estimate your total tax withholding obligation, you should perform this calculation by including each Eligible Grant that you choose to exchange for New Shares.

Please use this form to elect which method you will use to meet your required tax withholding obligation. We will automatically withhold sufficient New Shares to pay the withholding obligation if you do not provide your preference by May 1, 2008.

  [   ]   I will pay with a check                                             [   ]   Please withhold sufficient shares to pay for the withholding obligation

Note: We must receive your check for the required tax withholding amount by 5:00pm ET on May 16, 2008, if not we will automatically withhold wages from your next pay check to meet the tax obligation.

Part II. Preferred Form of Stock Ownership

Please use this form to designate the manner in which you wish to receive any New Shares of stock. If you do not designate any preference by May 1, 2008, you will automatically receive an original share certificate.

 [   ]   Please send an original share certificate to my home address below:
_________________________________________________
_________________________________________
_________________________________________

Original certificates are valuable items which you should keep in a safety deposit box or other safe place.

OR

 Please transfer shares electronically (by way of DTC) to my brokerage account below:

Brokerage Firm Name:___________________________
Broker's Name:________________________________
Broker Phone Number:__________________________
DTC Participant #:_____________________________

Please provide your broker with a copy of this election.

Note to Brokers: You must initiate the DWAC Deposit on May 14, 2008, in order to receive the shares.

Signature :__________________________
Name:______________________________
Date:_______________________________